Exhibit 3.1

OI-362508

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Cordyceps Sunshine Biotech Holdings Co., Ltd.

having by Special resolution dated 12th day of July Two Thousand Twenty-Six changed its name, is now incorporated under name of

TFA Therapeutics, Inc.

Given under my hand and Seal at George Town in
the
Island of Grand Cayman this 20th day of July
Two Thousand Twenty-Six

An Authorised Officer, Registry of Companies, Cayman Islands.

Authorisation Code : 432045946949
www.verify.gov.ky
22 July 2026